                                  Exhibit (n)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 11 to the registration statement on Form N-6 (the "Registration Statement") of our report dated January 24, 2005, relating to the financial statements of The Northwestern Mutual Life Insurance Company, and of our report dated February 3, 2005, relating to the financial statements of Northwestern Mutual Variable Life Account, which appear in such Statement of Additional Information, and to the incorporation by reference of such reports into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the headings "Experts" and "Financial Statements of the Account" in such Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP
------------------------------
Milwaukee, Wisconsin
February 25, 2005